UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2006

Applied Materials, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-6920	94-1655526
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3050 Bowers Avenue P.O. Box 58039 Santa Clara, CA	95052-8039
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 727-5555

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

Applied Materials, Inc. (“Applied”) announced on March 20, 2006 that Charles Y.S. Liu resigned as a member of the Audit Committee of its Board of Directors effective March 17, 2006. Mr. Liu was appointed to Applied’s Board on September 14, 2005 and to the Board’s Audit Committee on December 14, 2005. He remains a member of Applied’s Board of Directors and of the Board’s Strategy Committee. Mr. Liu is a nominee for election as a director at Applied’s 2006 Annual Meeting of Stockholders to be held on Wednesday, March 22, 2006.

Mr. Liu’s resignation from the Audit Committee followed Applied’s receipt on March 16, 2006 of telephonic notice from Nasdaq staff that, in the staff’s view, Mr. Liu did not meet the criteria for independence that all audit committee members must meet under Nasdaq Marketplace Rule 4350(d)(2). On March 17, 2006, Nasdaq issued a determination letter that confirmed the notice and further stated that, as a result of Mr. Liu’s resignation from the Audit Committee, Applied has regained compliance with this rule and the matter is closed.

Under Nasdaq Marketplace Rule 4200(a)(15)(B), a director is not considered independent if he or she “accepted any payments from the company . . . in excess of $60,000 during any period of twelve consecutive months within the three years preceding the determination of independence,” other than specified payments such as “compensation for board or board committee service.” As stated in Applied’s Proxy Statement dated February 21, 2006, Mr. Liu served as a consultant to the Board for approximately three months prior to his appointment as a director, at which time his consulting services terminated. In connection with Mr. Liu’s consulting services, Applied granted him an option to purchase 45,000 shares of Applied common stock, which option is scheduled to become exercisable in four equal, annual installments beginning June 22, 2006. In his consulting agreement, Mr. Liu agreed that if he were later appointed to Applied’s Board, this option would be in lieu of the initial stock option grant of 45,000 shares made to non-employee directors upon joining the Board. Accordingly, Mr. Liu did not receive any stock option grants upon becoming a director.

For purposes of calculating the $60,000 threshold for independence, Nasdaq staff advised Applied that they interpret Nasdaq Marketplace Rule 4200(a)(15)(B) as requiring that Mr. Liu’s stock options be valued in accordance with the Black-Scholes option pricing model as of the date of grant, even though none of these options has yet vested or is currently exercisable. This rule interpretation has not been published by Nasdaq. However, in the interest of full cooperation with Nasdaq, Applied requested that Mr. Liu resign from its Audit Committee, and Mr. Liu promptly honored this request.

Mr. Liu’s resignation from the Audit Committee leaves four remaining members, all of whom are independent in accordance with Rule 4200(a)(15)(B). Applied has been and continues to be in compliance with Nasdaq’s requirement that a majority of its Board be independent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Applied Materials, Inc. (Registrant)

Date: March 20, 2006	By:	/s/ Joseph J. Sweeney
Joseph J. Sweeney
Senior Vice President, General Counsel and Corporate Secretary